EXHIBIT 99.1

Affirmative Insurance Holdings Reports Third Quarter 2010 Financial Results

ADDISON, Texas, Nov. 15, 2010 (GLOBE NEWSWIRE) -- Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, today reported consolidated financial results for the three months and nine months ended September 30, 2010.

Operating Performance

  Total gross premiums written for the three months ended September 30, 2010 increased $1.9 million to $93.3 million, or 2.0%, compared with the third quarter of 2009, primarily due to an increase in production from our independent agent distribution channel. For the first nine months of 2010, gross premiums written decreased $2.6 million, or 0.9%, compared with 2009, primarily due to a decline in production from our retail distribution channel.

  Total revenues for the three months ended September 30, 2010 decreased to $110.5 million, a 0.9% decrease from the $111.5 million in the same period of the prior year. Total revenues for the nine months ended September 30, 2010 increased $4.8 million, or 1.4%, to $350.2 million from $345.4 million in 2009.

  Net premiums earned increased by $2.5 million, or 2.8%, to $91.1 million for the three months ended September 30, 2010.  For the first nine months of 2010, net premiums earned increased $4.2 million, or 1.5%.

  Commission income and fees for the three months ended September 30, 2010 decreased $1.8 million, or 9.0%, compared with the same period a year ago. For the first nine months of 2010, commission income and fees increased $3.6 million, or 6.0%, primarily due to an increase in policy fee income due to a change in the mix of business.

  Net investment income decreased by $1.2 million, or 51.6%, to $1.2 million for the three months ended September 30, 2010, compared with the same period in 2009. For the first nine months of 2010, net investment income decreased $3.5 million, or 48.7%, compared with the prior year period. These decreases were primarily due to a decline in market interest rates and average invested balances along with a decline in rental income.

  Losses and loss adjustment expenses for the three months ended September 30, 2010 increased $6.1 million, or 8.6%, to 83.8% of net earned premium (the loss ratio), compared with a loss ratio of 79.4% in the third quarter of 2009. The increase was primarily due to our Texas and Michigan business. For the first nine months of 2010, loss and loss adjustment expenses increased $6.4 million, or 2.9%, to 81.5% of net earned premium, compared with a loss ratio of 80.4% in 2009. The loss ratio in 2010 was adversely impacted by $1.0 million of adverse loss development recorded in the third quarter and $10.0 million for the first nine months, primarily related to the Company's 2009 Texas and Michigan business.

  Selling, general and administrative expenses increased $10.6 million, or 27.8%, to $48.7 million, compared with $38.1 million in the third quarter of 2009. For the first nine months of 2010, selling, general and administrative expenses increased $16.0 million, or 13.6%, compared with the prior year period. These increases were primarily related to employee compensation, including executive severance, increases in amortization of policy acquisition costs from a shift to shorter average policy terms, and a reallocation of expenses from loss adjustment expense to more accurately reflect claims handling costs.

  Interest expense was $5.5 million for the three months ended September 30, 2010, compared with $6.4 million in the same period of the prior year. For the first nine months of 2010, interest expense increased by $0.4 million, or 2.2%. The decrease in the third quarter was due to a decrease in the average debt outstanding and lower interest rates, which was partially offset by the $1.4 million of amortization of debt discount. The increase for the nine months was due to higher interest rates on the senior secured credit facility and $4.9 million of amortization of debt discount, which was partially offset by a decrease in the average debt outstanding.

  Loss from continuing operations for the three months ended September 30, 2010 was $23.1 million compared with a loss of $3.4 million for the three months ended September 30, 2009. For the first nine months of 2010, the loss from continuing operations was $38.7 million, compared with loss of $0.2 million in 2009.

  The net loss for the quarter was $23.1 million compared with a net loss of $3.4 million in the third quarter of 2009. The net loss for the first nine months of 2010 was $38.7 million, compared with net loss of $1.6 million in 2009.

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

The Affirmative Insurance Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3443

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "likely," "typically," "may," "intends," "expects," "believes," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," "potential," , or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company's expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company's business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)
Revenues
Net premiums earned	$ 91,075	$ 88,561	$ 280,212	$ 276,006
Commission income and fees	18,231	20,024	64,091	60,474
Net investment income	1,160	2,399	3,735	7,284
Net realized gains	1,115	17	8,295	604
Other income (loss)	(1,077)	512	(6,110)	1,049
Total revenues	110,504	111,513	350,223	345,417

Expenses
Losses and loss adjustment expenses	76,345	70,293	228,257	221,860
Selling, general and administrative expenses	48,689	38,092	133,775	117,728
Depreciation and amortization	2,381	2,341	7,196	7,131
Total expenses	127,415	110,726	369,228	346,719
Operating income (loss)	(16,911)	787	(19,005)	(1,302)

Gain on extinguishment of debt	—	—	—	19,434
Loss on interest rate swaps	252	926	862	5,872
Interest expense	5,491	6,425	17,527	17,143

Loss from continuing operations before income tax expense	(22,654)	(6,564)	(37,394)	(4,883)
Income tax expense (benefit)	466	(3,172)	1,301	(4,634)
Loss from continuing operations	(23,120)	(3,392)	(38,695)	(249)
Discontinued operations
Loss from operations (including loss on disposal)	—	(47)	—	(1,835)
Income tax benefit	—	(17)	—	(479)

Loss from discontinued operations	—	(30)	—	(1,356)
Net Loss	$ (23,120)	$ (3,422)	$ (38,695)	$ (1,605)

Basic loss per common share:
Continuing operations	$ (1.50)	$ (0.22)	$ (2.51)	$ (0.01)
Discontinued operations	—	—	—	(0.09)
Net loss	$ (1.50)	$ (0.22)	$ (2.51)	$ (0.10)

Diluted loss per common share:
Continuing operations	$ (1.50)	$ (0.22)	$ (2.51)	$ (0.01)
Discontinued operations	—	—	—	(0.09)
Net loss	$ (1.50)	$ (0.22)	$ (2.51)	$ (0.10)

Weighted average common shares outstanding:
Basic	15,415	15,415	15,415	15,415
Diluted	15,415	15,415	15,415	15,415
CONTACT:  Affirmative Insurance Holdings, Inc.
          Michael J. McClure, Chief Financial Officer
          (630) 560-7205